Exhibit 99.1

EMISPHERE ANNOUNCES $20 MILLION DEBT FINANCING TO

LAUNCH ORAL ELIGEN® B12

Agreement Further Extends Maturity Dates on Existing MHR Promissory Notes

Roseland, NJ, August 20, 2014 – Emisphere Technologies, Inc. (OTCBB: EMIS) (“Emisphere” or the “Company”) today announced that it has reached agreement with MHR Fund Management LLC, and certain of its affiliated funds (“MHR”), to finance the upcoming launch of the Company’s first commercial prescription product, oral Eligen® B12 in the United States through a new loan facility, and to amend the terms of the Company’s existing obligations under various promissory notes previously issued to MHR to extend the maturity dates of such promissory notes.

Under the terms of the new loan facility, Emisphere may borrow, at specified times and based on the attainment of specified performance milestones, up to an aggregate of $20 million to finance the development, manufacturing, marketing and sales of the B12 Product. The new loan facility will mature on December 31, 2019 and bear interest at a rate of 13% per year.

The Company and MHR also entered into a royalty agreement in connection with the entry into the new loan facility which obligates the Company to make certain payments to MHR based on the sale and licensing of Eligen® B12 and related products.

“With the commitment for $20 million in total funding, this new loan facility strengthens our balance sheet and provides sufficient capital to fund the upcoming commercial launch of Eligen® B12 in the US,” said Alan L. Rubino, President and Chief Executive Officer of Emisphere. “Eligen® B12 is the first clinically demonstrated, effective oral therapy for patients with B12 deficiency who are currently receiving painful intramuscular B12 injections. We appreciate MHR’s continued financial support and we look forward to a successful commercial launch.”

For more details about the transaction, please see Emisphere’s Form 8-K filed with the U.S. Securities and Exchange Commission on or about the date hereof.

ABOUT ORAL ELIGEN® B12

Oral Eligen® B12 (1000mcg) is a prescription product for use by B12 deficient individuals. Eligen® B12 is the first oral B12 to be supported by published clinical data (Clin Ther. 2011 Jul;33(7):934-45) demonstrating that oral Eligen® B12 restores normal vitamin B12 blood levels in deficient patients as effectively as injectable B12, which is the current medical standard of care. The proprietary Eligen® B12 formulation is covered by a newly issued U.S. Patent (Patent No. 8,022,048) which provides protection through 2029.

ABOUT EMISPHERE TECHNOLOGIES, INC.

Emisphere Technologies, Inc. is a commercial stage, specialty pharmaceutical company. The Company is currently preparing to launch its first prescription product, oral Eligen® B12, in the U.S. Beyond Eligen® B12, the Company utilizes its proprietary Eligen® Technology to create new oral formulations of therapeutic agents. Emisphere is currently partnered with global pharmaceutical companies for the development of new orally delivered therapeutics. For more information, please visit www.emisphere.com

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release or oral statements made by representatives of Emisphere relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the sufficiency of the Company’s cash position, the Company’s ability to enter into strategic partnerships, the Company’s ability and/or that of its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” identified in the documents Emisphere has filed, or will file, with the Securities and Exchange Commission (“SEC”). Copies of Emisphere’s filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. Emisphere expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Emisphere’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.